Exhibit 99.1

Tucows Reports Continuing Strong Financial Results
for First Quarter of 2016

– EPS Increases 68% Year-Over-Year to a Record $0.42 –

TORONTO, May 9, 2016 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a provider of network access, domain names and other Internet services, today reported its financial results for the first quarter ended March 31, 2016. All figures are in U.S. dollars.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months Ended March 31
	2016 (Unaudited)	2015 (Unaudited)	% Change
Net revenue	45,610	40,468	13%
Adjusted EBITDA[1]	7,486	6,777	10%
Net income	4,438	2,834	57%
Net earnings per common share	$0.42	$0.25	68%
Net cash provided by operating activities	5,553	2,938	89%

1.	This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table.

Summary of Revenues and Gross Margin

(In Thousands of US Dollars)

	Revenue		Gross Margin
	3 Months ended March 31		3 Months ended March 31
	2016 (Unaudited)	2015 (Unaudited)	2016 (Unaudited)	2015 (Unaudited)
Network Access Services:
Mobile Services	16,944	12,559	8,396	5,429
Other Services	895	368	454	153
Total Network Access Services	17,839	12,927	8,850	5,582

Domain Services:
Wholesale
Domain Services	21,271	21,175	3,628	3,629
Value Added Services	2,302	2,242	1,823	1,706
Total Wholesale	23,573	23,417	5,451	5,335

Retail	3,415	2,876	1,837	1,655
Portfolio	783	1,248	622	1,075
Total Domain Services	27,771	27,541	7,910	8,065

Network Expenses:
Network, other costs	─	─	(1,233)	(1,222)
Network, depreciation and amortization costs	─	─	(358)	(204)
Total Network expenses	─	─	(1,591)	(1,426)

	45,610	40,468	15,169	12,221

“The first quarter was a solid start to 2016, carrying forward the momentum of last year with strong year-over-year growth in each of our key financial metrics,” said Elliot Noss, President and Chief Executive Officer. “Revenue increased 13% to a record $45.6 million as steady performance from our Domain Services business and continued growth from Ting Mobile contributed to further expansion of our gross margin to 33%. We also achieved records for both adjusted EBITDA1 at $7.5 million and net income at $4.4 million, or $0.42 per share.”

“We also took advantage of some great opportunities in Q1 to invest in our core strategies. We scaled our Wholesale domain business with the acquisition of the international wholesale domain reseller channel of Melbourne IT, which we closed on April 1. The acquisition expands our domains under management by approximately 1.6 million but adds minimally to our operating costs. In addition, we continued to expand our gigabit fiber footprint. We also announced Ting Internet’s intention to enter a fourth market, the greater Sandpoint, Idaho, area, and began taking pre-orders during the quarter.”

Net revenue for the first quarter of 2016 increased 13% to $45.6 million from $40.5 million for the first quarter of 2015.

Adjusted EBITDA1 for the first quarter of 2016 increased to $7.5 million from $6.8 million for the first quarter of 2015. Net income for the first quarter of 2016 increased to $4.4 million, or $0.42 per share, compared with $2.8 million, or $0.25 per share, for the first quarter of 2015.

The Company reiterated its previous adjusted EBITDA1 guidance for 2016 of $30.0 million.

Cash and cash equivalents at the end of the first quarter of 2016 was $10.0 million compared with $7.7 million at the end of the fourth quarter of 2015 and $13.7 million at the end of the first quarter of 2015. The increase relative to the fourth quarter of 2015 is primarily the result of the generation of $5.6 million in cash flow from operations, which was partially offset by the use of $2.2 million to repurchase 98,178 shares of common stock under the Company’s open market share buyback program. The Company also invested $0.9 million in property and equipment, the majority of which was to support the continued expansion of the Ting fiber footprint, and used $0.2 million for loan repayment.

NOTES:

1. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of its historical performance, the Company typically discloses and discusses a non-GAAP financial measure, adjusted EBITDA, on investor conference calls and related events that exclude certain non-cash and other charges as the Company believes that the non-GAAP information enhances investors' overall understanding of its financial performance.

The Company believes that the provision of this supplemental non-GAAP measure allows investors to evaluate the operational and financial performance of its core business using the same evaluation measures that management uses. Adjusted EBITDA is one of the primary measures the Company uses for planning and budgeting purposes, incentive compensation and to monitor and evaluate its financial and operating results. Since adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because adjusted EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. See the Consolidated Statements of Cash Flows included in the attached financial statements. Non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. However, the Company’s management compensate for these limitations by providing the relevant disclosure of the items excluded in the calculation of adjusted EBITDA to net income based on U.S. GAAP, which should be considered when evaluating the results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

In April 2016, as part of the Company’s assessment of its compensation program for 2016, the Company revised the definition of adjusted EBITDA to eliminate the adjustment for the effect of realized gains/losses from all foreign currency contracts, both hedged and unhedged as it believes that it is able to manage realized gains/losses from all foreign currency contracts with proper planning and budgeting. The revised adjusted EBITDA definition excludes depreciation, amortization of intangible assets, income tax provision, interest expense, interest income, stock-based compensation, asset impairment, net deferred revenue, which comprises the change in deferred revenue, net of prepaid domain name registry and other Internet services fees, to reflect the material amount of cash the Company collects and pays for domain registrations and other Internet services at the time of activation, gains and losses from unrealized foreign currency transactions and infrequently occurring items. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

Prior to the revision, the adjusted EBITDA definition removed the effect of realized gains/losses from all foreign currency contracts, both hedged and unhedged; the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

The revised adjusted EBITDA definition will be used to assess the Company’s performance for 2016 and future periods.

Conference Call

Tucows management will host a conference call today, Monday, May 9, 2016 at 5:00 p.m. (ET) to discuss the Company’s first quarter 2016 results. Participants can access the conference call by dialing 1-888-231-8191 or 647-427-7450 or via the Internet at http://www.tucows.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-849-0833 or 1-855-859-2056 and enter the passcode 90777474 followed by the pound key. The telephone replay will be available until Monday, May 16, 2016 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://www.tucows.com/investors.

About Tucows

Tucows is a provider of network access, domain names and other Internet services. Ting (https://ting.com) delivers mobile phone service and fixed Internet access with outstanding customer support. OpenSRS (http://opensrs.com) manages over thirteen million domain names and millions of value-added services through a global reseller network of over 13,000 web hosts and ISPs. Hover (http://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995 including statements regarding our expectations regarding our future financial results and, including, without limitation, our expectation regarding our ability to manage realized gains/losses from foreign currency contracts. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

TUCOWS® is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

Contact:

Lawrence Chamberlain

NATIONAL Equicom

(416) 848-1457

lchamberlain@national.ca